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Lease Agreement

Contract Ref. No: TSP/LP/039-56

     This Agreement is made on 24 December 2013 at National Science and Technology Development Agency located at 111 Thailand Science Park, Phahonyothin Road, Khlong Nueng, Khlong Luang, Pathum Thani 12120, Thailand, by and between

     National Science and Technology Development Agency, represented by Mr.Janekrishna Kanatharana, the Vice President of National Science and Technology Development Agency who is authorized to enter into this Agreement according to National Science and Technology Development's Order No.221/2556 dated 24 September 2013 and its authorized person according to the power of attorney No.149/2555 dated 16 August 2012 (hereinafter referred to as the “ Lessor”) as the one part, and

     World Moto Co.,Ltd., registered as juristic person according to the Civil and Commercial Code, Registration No.0115556002842 Registration Date 4 February 2013 represented by Mr.Christopher Louis Ziomkowski, having its principal place at 131 Moo 9, Innovation Cluster 1 Building, 2nd Floor, Room INC1-214, Phahonyothin Road, Khlong Nueng, Khlong Luang, Pathum Thani, as detailed in the Certification No.100922043077 dated 31 July 2013 attached to this Agreement herewith (hereinafter referred to as the “Lessee”) as the other part.

     Whereas the Lessee intend to lease some part of area of Innovation Cluster 2 building, Tower D, whereas the Lessor intend to get the Lessee lease the premise for “Development of design, firmware, engineering of new products including Moto- Meter, Wheelies/Circulars, Supervision, and transferring of related technology to manufacturers” purpose only.

     Now therefore, the parties hereby agree as follows :

     1. The Lessor agrees to lease out, and the Lessee agrees to take on lease of, a certain amount of area within Innovation Cluster 2 building, Tower D, located at 141 Thailand Science Park, Phahonyothin Road, Klong 1, Klong Luang, Pathumthani, Thailand (hereinafter referred to as the “Building”), Room No. INC2D-416, INC2D-417 and INC2D-418 as detailed in a layout attached to this Agreement (hereinafter referred as the “Premises”). The Lessee shall use the Premises for “Development of design, firmware, engineering of new products including Moto-Meter, Wheelies/Circulars, Supervision, and transferring of related technology to manufacturers” purpose only (hereinafter referred to as the “Purpose”). The Lessee shall use the following name for its business place: World Moto Co.,Ltd.

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     The term of the lease is 35 months 7 days which will be commencing on 25 December 2013 and ending on 30 November 2016 (hereinafter referred to as the “Lease Term”).

     During the Lease Term, in the case that the Lessee would like to change the purpose of the lease or the name of its business place under paragraph one, the Lessee shall obtain prior written consent from the Lessor.

     2. For consideration of the lease, the Lessee shall to pay rentals in respect of the Premises to the Lessor at the office of the Lessor as specified in this Agreement Room No. INC2D-416, INC2D-417 and INC2D-418 in amount of Baht 200.00 (Two Hundred Baht Only) per one square metre per month, totally amount of Baht 52,484.00 (Fifty Two Thousand Four Hundred Eighty Four Baht Only) per month. The rentals will be charged to the Lessee and the Lessee shall pay rentals to the Lessor in advance within the 10th (tenth) day of every month. However, the Lessor agrees to waive rentals after the Lessor has delivered the promises to the Lessee since 25 December 2013 until 24 February 2014.

     In the event that the Lessee fails to pay rentals in amounts and at the times specified above, the Lessee shall pay a penalty to the Lessor at the rate of 1.5% (one point five percent.) per month of the outstanding rentals from the due date of such outstanding rentals until the Lessee has paid full payment of such outstanding rentals.

     3. On the signing date of this Agreement, the Lessee shall provide a performance security in an amount of Baht 157,452.00 (One Hundred Fifty Seven Thousand Four Hundred Fifty Two Baht Only) to the Lessor in cash to guarantee the Lessee’s obligations and liabilities on the rental fee, penalty, damages and any other cost under this Agreement. The Lessee permits the Lessor to deduct such debts from the performance security without giving prior written notice to the Lessee. In case that the performance security is not sufficient to satisfy such debts, the Lessee shall be responsible for paying the remaining amount to the Lessor within 15 (fifteen) days from the date of receipt the notice from the Lessor.

     In the event that the amount of such performance security decreases for any reason, the Lessee shall, within seven (7) days upon the date the Lessor issuing a written notice to the Lessee, provide the Lessor with any additional amount of performance security such that the total amount of performance security shall at all times be maintained at that required amount.

     The Lessor shall return such performance security under paragraph one without any interest to the Lessee within sixty (60) days from the ending date of this Agreement and such amount of performance security shall be equal to the amount less any debts that the Lessee is required to pay to the Lessor.

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     No amount of performance security shall be considered or deemed to be as rentals paid in advance for the purposes of this Agreement.

     4. The Lessor shall issue a notice to deliver the Premises to the Lessee at the beginning of the Lease Term under Clause 1. Where the Lessee fails to come to the Premises at that time to accept such delivery of the Premises, it shall be deemed that the Lessee breaches of this Agreement and the Lessor shall have the right to terminate this Agreement and claim for the damages from the Lessee.

     5. In case that the Lessee would like to decorate the Premises after the Premises are delivered to the Lessee under Clause 4, the Lessee shall have to propose any design, plan, drawing and details concerning to the decoration of the Premises to the Lessor for prior approval. In this connection, the Lessor shall consider the Lessee’s proposal and then inform the outcome in written notice to the Lessee within 7 (seven) days from the date of receiving of the Lessee’s proposal.

     The Lessee shall comply with the rules and recommendations relating to the work for the Premises’ decoration issued by the Lessor. In the event that the Lessee breachs such rules and recommendation, the Lessor shall notify the Lessee to comply with such rules and recommendation and the Lessee shall have to do so immediately with the Lessee’s cost.

     6. The Lessee shall take possession and use the Premises with due care and in an ordinary manner expected of ordinary persons and shall at its own costs repair and maintain the Premises in good, secure, clean and orderly conditions conducive to lease.

     The Lessor at its own cost shall be responsible for repair and maintain the systems of the Premises and the Building for ordinary uses.

     7. The Lessee shall properly and orderly use the Premises and properties owned by the Lessor in the Building and shall not do, nor allow to be done, any act or thing in the Premises and the Building which is illegal or against the public order or results in loss, damage, inconvenience or nuisance to the Lessor or any other persons in the Building.

     8. The Lessee shall not change, supplement, adjust, repair or fix the Premises without prior written consent from the Lessor.

     9. In no case shall the Lessee place any object or material which weighs more than 500 (five hundred) kilograms per square metre on or in the Premises.

     10. The Lessee shall not place or leave any object which blocks any elevators’ entrances and exits, pathways, staircases, fire stairways or any other places outside the Premises except prior written consent from the Lessor.

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     11. The Lessee shall load or unload its goods, furniture, equipment, decorative materials or any belongings which are in a large quantity into or out of the Building only through the entry and exist points, along the directions and at the times to be specified by the Lessor. The Lessee shall use elevators for such loading and unloading only when it obtains prior written consent from the Lessor.

     12. The Lessee shall not bring animals, insects, bio-material, hazardous materials, nuclear object and any other dangerous things into the Premises and the Building, except that the Lessee may do so for the purposes of Clause 1 and after the Lessee obtains prior written consent from the Lessor.

     13. The Lessee shall carry animals, insects, bio-material, hazardous materials, nuclear object and any other dangerous things in and out of the Building only after it informs the Lessor in advance at least 3 (three) business days and obtains prior written consent from the Lessor.

     14. The Lessee shall not do anything harmful to health or cause smell or noise which bothers the other persons in using the Building.

     15. The Lessee shall dispose of rubbish and garbage within the Premises on a regular basis and ensure that no water pipe will be clogged.

     16. In case that the operation and proceeding of the Lessee and the Lessee’s attendant will cause pollution and sewage and be trouble and nuisance to the Lessor and any other persons outside the Premises, the Lessee shall inform the Lessor by written notice of such operation and proceeding, including the details of such pollution or sewage and the appropriate measures to be used for dispose of such pollution or sewage in order to ask for the Lessor’s approval before starting such operation and proceeding. However, the Lessee shall take at its own costs for the disposal of such pollution and sewage in accordance with the standards issued by the Lessor.

     In the event that the Lessee fails to comply with the conditions as stipulated in the above paragraph, the Lessor may take its right to do by itself or hire the third party to proceed instead. In this regards, the Lessee shall be responsible for all costs or charges incurred.

     17. At all time during possession of the Premises and/or staying in the Lessor’s area, the Lessee shall strictly observe and comply with the Lessor’s conditions, requirements, rules, orders, and/or regulations which are related to the lease, such as the safety and environment, the occupational health, or human research regulations, whether now existing or issued in the future.

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     18. In its business operations, the Lessee shall not use any name or statement which by its nature is the same as or similar to any name of the Lessor, the Thailand Science Park or any other buildings within the Thailand Science Park.

     19. The Lessee shall not post any board, advertisement, announcement or name in the Premises or in the Building in a manner which can be viewed by any person, except where the Lessee posts any board showing its name, its business nature or activity conducted within the Premises and the Lessee obtains a prior written consent from the Lessor for such posting.

     20. The Lessee shall be responsible for any fault of its employees, contractors, agents, customers, attendants or visitors and shall control such persons not to cause any damages, trouble or nuisance to the Lessor or any other persons in the Building. If such persons cause any damage to the Premises, the Building or any other properties of the Lessor or the other persons, the Lessee shall have to indemnify for such damage incurred to the Lessor or the other persons.

     21. The Lessee agrees that the Lessor or its agents may enter the Premises for the purposes of inspection, maintenance and repair the Premises or any fittings in the Premises at reasonable causes, and in each such case, the Lessor shall inform the Lessee not less than three (3) business days in advance.

     In an emergency case, the Lessee shall permit the Lessor or its agents to enter the Premises to do any necessary act at all time without prior written notice by the Lessor.

     22. Throughout the period of three (3) months prior to the end of the Lease Term, the Lessee agrees that the Lessor may post any announcement seeking for a lease of the Premises and that the Lessor may accompany any potential the Lessee to enter and view the Premises at any reasonable time.

     23. The Lessee shall procure that no action of the following nature will be taken in the Premises, unless approved in writing by the Lessor in advance:

               (i) preparation, storage or cooking of food for eating or commercial purposes;

               (ii) storage, maintenance, retaining or possession of any cargo or material which may cause danger, explosion or burning;

               (iii) using the Premises for intention of overnight living.

     24. Throughout the Lease Term, the Lessee shall take out the following types of insurance from an acceptable insurer and with the following insured amounts :

               (i) The Premises with insurance in the category of “All Risks Insurance” and “Fire Insurance” in insured amount not less than Baht 5,248,400.00 (Five Million Two Hundred Forty Eight Thousand Four Hundred Baht Only);

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                    (ii) Insurance in the category of “ Third Party Liability” or “Public Liability” in insured amount not less than Baht 1,049,680.00 (One Million Forty Nine Thousand Six Hundred Eighty Baht Only).

     The insurance policy shall be specified the Lessor as the beneficiary and the Lessee shall deliver the certified copy of insurance policy to the Lessor within 30 days after 25 December 2013.

     25. The Lessee shall comply with suggestions of the insurer, officers of the Lessor and fire fighters in taking precautionary measures to prevent loss or damage of the Premises and the Building.

     26. The Lessee shall not allow any other person to make use of, take on lease or sub-lease of, or acquire rights to, the lease in respect of any or all part of the Premises under this Agreement except for obtaining prior written consent from the Lessor.

     27. With the exception of the Housing and land tax or Municipal taxes (if any) at the rate of no more than 12.5% (twelve point five percent) of the amount of each monthly rental for which the Lessor agrees to be responsible, the Lessee shall solely be responsible to pay any stamp duty and tax (if any) payable under this Agreement, regardless of whether such stamp duty or tax is imposed by law as at the date of this Agreement or in the future and notwithstanding that such stamp duty or tax may be specified by law to be payable by the Lessor.

     28. In the event that the Lessee fails to comply with any or all of the terms and conditions of this Agreement, the Lessor shall have the right to terminate this Agreement immediately. Moreover, the Lessee permits the Lessor to enforce any or all measures, without prior written notice to the Lessee, as of the followings:

               (i) suspend the Lessee from all utility services such as electricity, water works, telephone etc ;

               (ii) close the pathway and the door which are used for the Premises’ entrance and exit in order that the Lessee and its attendants can not utilize the Premises according to this Agreement, and the Lessor can immediately possess the Premises and it shall not be deemed that the Lessee completes delivery of the Premises to the Lessor until the Lessee shall deliver the Premises in to the former condition as same as the Premises under Clause 1;

               (iii) execute the right to possess and withhold all properties of the Lessee in the Premises for guarantee for the penalty, damages and any other cost being responsible by the Lessee and remove all properties in the Premises for storage without any responsible for all damages or loss of such properties ;

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               (iv) claim to the Lessee for the cost of removal and storage of all properties which are possess and withhold under paragraph (iii), the cost of all necessary acts of the properties, and the cost of proceeding with the case, charges and any other damages (if any) ;

               (v) the Lessee agrees the Lessor can act necessarily on the properties which are possess and withhold under (iii) if the Lessee don’t pay for the penalty, damages and any other cost being responsible within the time specified in a written notice for remedy the Lessor for the penalty, damage and any other cost being responsible by the Lessee under the Lease Agreement and the service fee, utility usage fee, penalty, damages and any other cost being responsible by the Lessee under the Services Agreement. After the Lessor has already deducted such debts from the performance security and the money from all necessary acts, but it is not adequate for remedy, the Lessee shall indemnify for the outstanding debt to the Lessor in full amount within fifteen (15) days upon the date of receiving a written notice from the Lessor. If there is remaining money, it shall be returned to the Lessee without interest.

     29. This Agreement shall be terminated without prior written notice from the Lessor if any of the following events occurs:

               (i) the Lease Term according to Clause 1 comes to an end ;

               (ii) the Lessee is sued in bankruptcy case and the bankruptcy court issues an order accepting a petition filed by the Lessee ;

               (iii) the bankruptcy court issues an order accepting a petition filed by the Lessee or the Lessee’s creditors for the business rehabilitation of the Lessee ;

               (iv) the Lessee permanently ceases to conduct its business, regardless as to whether or not such cessation has been registered with any relevant authority; and

               (v) the Services Agreement between the Lessee and the Lessor is terminated.

     30. This Agreement may be cancelled by either the Lessor or the Lessee by inform another part with prior written notice not less than ninety (90) days.

     31. Upon the end of this Agreement with any reason, the Lessee, at its own costs, shall have to remove the properties of the Lessee and of its attendant out of the Premises and arrange the Premises into the former condition which is good, clean, proper and usable condition, and then handover the Premises to the Lessor within fifteen (15) days from the ending date of this Agreement. If the Lessee fails to do so within such specific time, the Lessee permits the Lessor to immediately possess the Premises and possess and withhold all properties of the Lessee in the Premises and the Lessor has the right to remove the properties of the Lessee and of its attendants and others out of the Premises without be responsible for any damages or loss of such properties. In this connection, the Lessor shall have the right to claim for the costs of removal and storage of such possess and withhold all properties from the Lessee.

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     Furthermore, the Lessor shall have the right to claim the penalty, damages and any other cost being responsible by the Lessee (if any) from the Lessee and immediately enforce from the performance security under Clause 3. If the performance security is not adequate to remedy the debts, the Lessee shall pay for the outstanding amount to the Lessor within fifteen (15) days from the date of receipt the written notice from the Lessor. In case that the Lessor does not receive the outstanding money within such specified time, the Lessee permits the Lessor to act necessarily on the Lessee’s properties which are possessed and withheld in order to remedy such debts, the costs of all necessary acts, the proceeding with the case, charges and any other damages (if any). After the Lessor has already deducted such debts from the performance security and the money derived from such necessary acts, but it is not adequate for remedy, the Lessee shall be responsible for the outstanding debt to the Lessor in full amount within fifteen (15) days upon the date of receipt the written notice from the Lessor. If there is remaining money, it shall be returned to the Lessee without interest.

     32. All notices under this Agreement shall be given in writing and shall be deemed to have been given if delivered by one of the following means:

               - personal delivery to the designated representative of each of the parties

               - by registered mail

               - by fax and confirmed by the written notice to the name and addresses of the parties specified as of the followings:

Lessor :	Director of Thailand Science Park
National Science and Technology Development Agency
111 Thailand Science Park, Phahonyothin Road,
Klong Nueng, Klong Luang, Pathumthani 12120

Lessee :	Managing Director
World Moto Co.,Ltd.
131 Moo 9, Innovation Cluster 1 Building, 2nd Floor,
Room INC1-214, Phahonyothin Road,
Klong Nueng, Klong Luang, Pathumthani 12120

     In addition all invoices for rental, penalty, damages and/or any other cost under this Agreement shall be deemed to have been given if the Lessor sends electronic mail to electronic mail address of the Lessee specified as of the following:

Lessee : Mr.Christopher Louis Ziomkowski

Electronic mail : chrisz@worldmoto.com

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     33. The terms and conditions under this Agreement shall be deemed to be material, any amendment, addition, variation or cancellation of any term or condition of this Agreement shall be made in a form of written agreement and signed by authorized person of both parties.

     34. Any conflict or dispute or inconsistency arisen from this Agreement which cannot be amicably resolved, the parties agree to file the case to the mediation process or take legal act at the court which has jurisdiction in Thailand.

     35. This Agreement is governed by, and construed in accordance with, the laws of the Kingdom of Thailand.

     This Agreement is made in duplicate, one for the Lessor, and the other for the Lessee. The parties, have read, understood and accepted all terms and conditions aforementioned.

     IN WITNESS WHEREOF, both parties hereto undersigned their names and seal (if any) on the date aforementioned.

Signed: _____________________________ The Lessor	Signed _____________________________ The Lessee
(Mr.Janekrishna Kanatharana)	(Mr.Christopher Louis Ziomkowski)
Vice President	Managing Director
National Science and Technology	World Moto Co.,Ltd.
Development Agency

Signed: _____________________________ Witness	Signed: _____________________________ Witness
(Mr.Noppadol Horthiwong)	(Mr.Surapote Ritchim)
National Science and Technology	World Moto Co.,Ltd.
Development Agency